I N S U R A N C E / R E I N S U R A N C E B E R M U D A I R E L A N D U N I T E D S T A T E S MAX CAPITAL GROUP LTD. Nasdaq: MXGL Multi Peril Crop Insurance June 2008 Exhibit 99.1

INFORMATION CONCERNING
FORWARD LOOKING STATEMENTS
This presentation includes statements about future economic performance, finances, expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements.
For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on
Form 10-K , Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by the Company with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Multi-Peril Crop Insurance – The Basics
What is multi-peril crop insurance (MPCI)?
MPCI has been administered by the Federal Crop Insurance Corporation (FCIC), an agency of USDA, since the 1930s and provides the American farmer with a comprehensive insurance-based risk management tool
Major legislation was enacted in 1980 enlisting, for the first time, private insurance companies to sell, service and share MPCI risk under what is now known as the Standard Reinsurance Agreement (SRA)
Coverage is provided for loss of yield and/or revenue due to any act of nature
Losses due to drought or excessive rainfall/flood are the biggest concern
Major products:
Cat: loss of yield excess of a large deductible - 50% of production history
Buy-up: loss of yield excess of a smaller deductible - 15% to 50%
Revenue: loss of revenue due to loss of yield and/or change in price
Government Subsidies
Subsidizes premium paid by farmers
Reimburses insurer for most of its administrative and operating costs
Provides attractive proportional and non-proportional reinsurance (SRA)

Why Crop Insurance?
Controlled environment – Government (FCIC) oversees all aspects of MPCI business
Policy forms
Underwriting
Rates
Loss adjustment, etc.
Short tail – Nearly all claims settled within 90 days following the contract year
Excellent statistical base
Does not aggregate with other property lines
SRA – Government reinsurance program provides framework for risk selection
Good industry results
What is the Standard Reinsurance Agreement?
SRA – A reinsurance contract between the government (FCIC) and the private insurance company
The SRA allows ceding companies to cede or designate each MPCI policy to one of the following seven funds:
Assigned Risk
Developmental – Cat
Developmental – Buy-up
Developmental – Revenue
Commercial – Cat
Commercial – Buy-up
Commercial – Revenue
Ceding companies utilize historical experience, market knowledge and underwriting models to determine fund allocation and net risk exposure
Multi-Peril Crop Insurance – The Basics

What are the most common causes of MPCI losses?
Multi-Peril Crop Insurance – The Basics
Multiple Peril Crop Insurance
Drought, 40%
Excess Moisture, 24%
Hail, 8%
Freeze, 5%
Heat, 4%
Disease, 4%
Other, 15%

U.S. Multi-Peril Crop insurance industry results have been good:
Multi-Peril Crop Insurance – Industry Results
Most recent significant industry loss years were 1988 (drought) and 1993 (excess moisture)
Underwriting Profit Net of SRA is before deduction of Administrative and Operating (A&O)
and other expenses.  Industry A&O and other expenses net of government reimbursement are estimated to be approximately 5% of net retained premium
Figures in Millions
Retained Loss Ratio Underwriting
Gross Premium Gross of Profit
Year Premium Net of SRA SRA Net of SRA
1998 1,876 1,592 92% 18%
1999 2,312 1,837 103% 15%
2000 2,537 1,894 102% 15%
2001 2,978 2,373 100% 15%
2002 2,910 2,294 139% -2%
2003 3,434 2,606 95% 15%
2004 4,186 3,140 79% 22%
2005 3,946 3,044 59% 32%
2006 4,708 3,684 75% 23%
2007(est) 6,550 5,158 52% 33%
2008(est) 8,800 7,000

Is 2008 = 1993? – It’s Too Early To Tell
While the press has declared that 2008 is 1993 there are important differences
The excess moisture problem was far more widespread in 1993 than today
Portfolios are geographically diverse, losses in multiple areas needed for loss ratios >110%
In 1993 moisture problems persisted and worsened into July and August
Additionally low temperatures in July and August 1993 prevented ripening of crops
If the flooding remains mainly in Iowa, we would expect 2008 to be less severe than 1993
If floods begin to recede and the summer is warm, early losses may be moderated

Drought Severity Index by Division
Weekly Value for Period Ending JUN 14, 2008
Long Term Palmer
Climate Prediction Center, NOAA
-4.0 or less (Extreme Drought)
-3.0 to -3.9 (Severe Drought)
-2.0 to -2.9 (Moderate Drought)
-1.9 to +1.9 (Near Normal)
+2.0 to +2.9 (Unusual Moist Spell)
+3.0 to +3.9 (Very Moist Spell)
+4.0 and above (Extremely Moist)

Palmer Drought Severity Index
June, 1993
National Climatic Data Center, NOAA
extreme drought
severe drought
moderate drought
mid-range
moderately moist
very moist
extremely moist
-4.00 and below
-3.00 to -3.99
-2.00 to -2.99
-1.99 to +1.99
+2.00 to +2.99
+3.00 to +3.99
+4.00 and above

8 2008 Compared To 1993 - June

Palmer Drought Severity Index
July, 1993
National Climatic Data Center, NOAA
extreme drought
severe drought
moderate drought
mid-range
moderately moist
very moist
extremely moist
-4.00 and below
-3.00 to -3.99
-2.00 to -2.99
-1.99 to +1.99
+2.00 to +2.99
+3.00 to +3.99
+4.00 and above

Palmer Drought Severity Index
August, 1993
National Climatic Data Center, NOAA
extreme drought
severe drought
moderate drought
mid-range
moderately moist
very moist
extremely moist
-4.00 and below
-3.00 to -3.99
-2.00 to -2.99
-1.99 to +1.99
+2.00 to +2.99
+3.00 to +3.99
+4.00 and above

Max

9 How 1993 Progressed

What If 2008 Is 1993 (Floods) Or 1988 (Drought)
Due to the mechanics of the SRA and geographic dispersion, losses to insurers tend to be more subdued
A 500% gross loss ratio in Iowa becomes a 200% net loss ratio to insurers
If Iowa is 10% of the portfolio this adds only 11 loss ratio points to the expected loss cost
Looking at previous severe events, if Max runs its current crop portfolio against the actual
1993 (floods) or 1988 (drought) results / events:
1993 yields a net loss ratio of approximately 120% or a loss of approximately $20 million
1988 yields a net loss ratio of approximately 135% or a loss of approximately $35 million
External modeling services have estimated that a repeat of 1993 would be less costly to the industry
The differences arise from several factors including:
premium levels,
the impact of increased commodity prices on coverages,
broader geographic spread, and
increased farmer participation levels

Recent Press Articles Have Missed Some Of The Facts
Several statements in the media seem to be overstating the potential for loss:
“The flood is shaping up to be as bad as it was in 1993, when insurers in Iowa lost almost $5 for every $1 they made in premium” - Business Week Online – June 17, 2008
In actuality any one state could run a maximum 500% gross loss ratio however as stated
above, due to the government reinsurance programs, insurers net loss ratios in those states would likely be in the 200% range.  Additionally portfolio diversification (i.e. many states may still be profitable)
would likely reduce the overall portfolio net loss ratios into the low 100s
“The loss ratio for crop insurance was 219% in 1993… If the loss ratio is similar to 1993’s, it would mean an $18 billion payout [at 2008 industry premiums of $8 billion].” - Bloomberg – June 16, 2008
The gross loss ratio in 1993 was 219%, but with the current SRA, the net loss ratio would have been closer to 120%.  At $8 billion of industry premium, this equates to a net loss of only $1.6 billion to the industry